SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3 )*
BIOSPHERE MEDICAL, INC.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
09066V103

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☑ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	09066V103	13G	Page	2	of	10

1.	NAME OF REPORTING PERSONS / I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CLOUGH CAPITAL PARTNERS L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(A) ☐
	(B) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	DELAWARE

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,455,296 (see Item 4)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,455,296 (see Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,455,296 (see Item 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.09% (see Item 4)

12.	TYPE OF REPORTING PERSON

	IA — Investment Adviser

CUSIP No.	09066V103	13G	Page	3	of	10

1.	NAME OF REPORTING PERSONS / I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CLOUGH CAPITAL PARTNERS LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(A) ☐
	(B) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	DELAWARE

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,455,296 (see Item 4)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,455,296 (see Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,455,296 (see Item 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.09% (see Item 4)

12.	TYPE OF REPORTING PERSON

	HC — Parent Holding Company/Control Person

CUSIP No.	09066V103	13G	Page	4	of	10

1.	NAME OF REPORTING PERSONS / I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CHARLES I. CLOUGH, JR.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(A) ☐
	(B) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	UNITED STATES

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,455,296 (see Item 4)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,455,296 (see Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,455,296 (see Item 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.09% (see Item 4)

12.	TYPE OF REPORTING PERSON

	HC — Parent Holding Company/Control Person

CUSIP No.	09066V103	13G	Page	5	of	10

1.	NAME OF REPORTING PERSONS / I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) JAMES E. CANTY

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(A) ☐
	(B) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	UNITED STATES

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,455,296 (see Item 4)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,455,296 (see Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,455,296 (see Item 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.09% (see Item 4)

12.	TYPE OF REPORTING PERSON

	HC — Parent Holding Company/Control Person

CUSIP No.	09066V103	13G	Page	6	of	10

1.	NAME OF REPORTING PERSONS / I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ERIC A. BROCK

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(A) ☐
	(B) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	UNITED STATES

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,455,296 (see Item 4)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8.	SHARED DISPOSITIVE POWER

		1,455,296 (see Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,455,296 (see Item 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.09% (see Item 4)

12.	TYPE OF REPORTING PERSON

	HC — Parent Holding Company/Control Person

CUSIP No. 09066V103	13G	Page 7 of 10
ITEM 1.
(a)	Name of Issuer: BioSphere Medical, Inc.

(b)	Address of Issuer’s Principal Executive Offices:
                              1050 Hingham St., Rockland, Massachusetts 02370
ITEM 2.
(a)	and (c) Name and Domicile/Citizenship of Persons Filing:
(i)	Clough Capital Partners L.P., a Delaware limited partnership.

(ii)	Clough Capital Partners LLC, a Delaware limited liability company.

(iii)	Charles I. Clough, Jr., a United States citizen.

(iv)	James E. Canty, a United States citizen.

(v)	Eric A. Brock, a United States citizen.
(b)	Each of the Reporting Persons has a business address of:
                              One Post Office Square, 40th Floor, Boston, MA 02109
(d)	Title of Class of Securities: Common Stock, par value $0.01 per share.

(e)	CUSIP Number: 09066V103

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
(a)	☐	Broker or Dealer registered under Section 15 of the Act

(b)	☐	Bank as defined in section 3(a)(6) of the Act

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940

(e)	☑	Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State

(f)	☐	Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

(g)	☑	A Parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

(h)	☐	A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i)	☐	A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

(j)	☐	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 09066V103	13G	Page 8 of 10
ITEM 4. OWNERSHIP
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned: 1,455,296 *

(b)	Percent of Class: 8.09%*

(c)	Number of shares as to which such person has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 1,455,296 *

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 1,455,296 *

*	The shares reported above include shares beneficially owned by investment companies, pooled investment vehicles and other accounts for which Clough Capital Partners L.P. serves as investment adviser. Such shares may be deemed beneficially owned by (a) Clough Capital Partners L.P., (b) Clough Capital Partners LLC, the general partner of Clough Capital Partners L.P., and (c) Messrs. Clough, Canty and Brock, the managing members of Clough Capital Partners LLC. Each such reporting person disclaims beneficial ownership of such shares except to the extent of its respective pecuniary interest therein.

The share holding and percent of class data set forth above is reported as of the date of the filing of this statement on Schedule 13G.
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
     Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
     See Exhibit 1.

CUSIP No. 09066V103	13G	Page 9 of 10
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not Applicable.
ITEM 9. NOTICE OF DISSOLUTION OF GROUP
          Not Applicable.
ITEM 10. CERTIFICATION
          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 09066V103	13G	Page 10 of 10
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.
Date: February 8, 2008

CLOUGH CAPITAL PARTNERS L.P.

By	Clough Capital Partners LLC,
its general partner

	By:	/s/ James E. Canty

James E. Canty,
a managing member

CLOUGH CAPITAL PARTNERS LLC

By:	/s/ James E. Canty

James E. Canty,
a managing member

/s/ Charles I. Clough, Jr.

Charles I. Clough, Jr., individually

/s/ James E. Canty

James E. Canty, individually

/s/ Eric A. Brock

Eric A. Brock, individually

Exhibit 1
     This statement on Schedule 13G (and any amendments hereto) is filed by (a) Clough Capital Partners L.P., (b) Clough Capital Partners LLC, the general partner of Clough Capital Partners L.P., and (c) each of Charles I. Clough, Jr., James E. Canty and Eric A. Brock, the managing members of Clough Capital Partners LLC.

Exhibit 2
JOINT FILING AGREEMENT
     This Joint Filing Agreement, dated as of February 8, 2008, is by and among Clough Capital Partners L.P., a Delaware limited partnership, Clough Capital Partners LLC, a Delaware limited liability company, Charles I. Clough, Jr., James E. Canty and Eric A. Brock (the foregoing are collectively referred to herein as the “Clough Capital Filers”).
     Each of the Clough Capital Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G (and amendments thereto) with respect to shares of Common Stock, par value $0.01 per share, of BioSphere Medical, Inc., a Delaware corporation, beneficially owned by them from time to time.
     Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Clough Capital Filers hereby agree to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of the Clough Capital Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.
     This Joint Filing Agreement may be terminated by any of the Clough Capital Filers upon written notice to the other Clough Capital Filers.
     Executed and delivered as of the date first above written.

CLOUGH CAPITAL PARTNERS L.P.

By	Clough Capital Partners LLC,		/s/ Charles I. Clough, Jr.

	its general partner		Charles I. Clough, Jr., individually

	By:	/s/ James E. Canty	/s/ James E. Canty

		James E. Canty,	James E. Canty, individually
a managing member
/s/ Eric A. Brock

CLOUGH CAPITAL PARTNERS LLC			Eric A. Brock, individually

By:	/s/ James E. Canty

James E. Canty,
a managing member